 Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133

June 23, 2020

Palomar Holdings, Inc.

7979 Ivanhoe Avenue, Suite 500

La Jolla, California 92037

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Palomar Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 1,150,000 shares of common stock, par value $0.0001 per share (the “Shares”), including up to 150,000 shares that may be sold pursuant to the exercise of an option by the underwriters, pursuant to an underwriting agreement dated June 23, 2020 by and among the Company and Barclays Capital Inc, J.P. Morgan Securities LLC and Keefe, and Bruyette & Woods, Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”), and the Company’s Registration Statement on Form S-3ASR (File No. 333-239385) and accompanying Prospectus Supplement dated June 23, 2020 (the “Prospectus Supplement”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The number of Shares shall include all shares of the Company’s common stock registered in connection with the offering contemplated by the Registration Statement, including any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company, and the Pricing Committee thereof, as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)